Kevin J. Hanratty, Esq.

Attorney at Law

845 Third Avenue, 6th Floor

New York, NY 10022

[Tel] 917-704-0426

[Fax] 917-398-1313

khanratty@hanrattylawllc.com

March 21, 2013

Bay Bridge Food & Produce Company

3550 S. Harlan St. 284

Denver, Colorado 80235

Re: Consent for Legal Opinion filed with Form S-1/A

November 13, 2013

To the Board of Directors and Officer of Bay Bridge Food & Produce Company:

I hereby consent to the use of our name under the caption “Legal Matters” in the Prospectus filed as a part of the registration statement on Form S-1 for Bay Bridge Food & Produce Company.  In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Kevin J Hanratty

Kevin J. Hanratty